                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                    --------


                                Current Report
                                 ---------------

                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934

                                Date of Report:
                                November 5, 1999


                                  Mediacom LLC
                          Mediacom Capital Corporation
          (Exact names of Registrants as specified in their charters)




------------------------------------------------------------------------------------------------------------------
New York                                            333-57285-01                      06-1433421
New York                                            333-57285                         06-1513997
------------------------------------------------------------------------------------------------------------------
  (State or other jurisdiction or                  (Commission File Number)            (I.R.S. Employer
   incorporation)                                                                      Identification Numbers)
------------------------------------------------------------------------------------------------------------------


                              100 Crystal Run Road
                           Middletown, New York 10941
                    (Address of principal executive offices)


                                 (914) 695-2600
              (Registrants' telephone number including area code)

ITEM 2.    ACQUISITION OR DISPOSITION OF ASSETS

  On November 5, 1999, we acquired for approximately $740 million, subject to certain adjustments, the cable systems of Triax Midwest Associates, L.P. As of June 30, 1999, the Triax systems passed approximately 521,000 homes and served approximately 341,500 basic subscribers in Arizona, Illinois, Indiana, Iowa, Michigan, Minnesota, Ohio and Wisconsin. The acquisition was financed with $10.5 million of capital contributions from Mediacom LLC's existing members and borrowings under a new credit facility. Reference is made to the Asset Purchase Agreement, which is incorporated by reference herein, for more detailed information as to the acquisition.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

         (a)    Financial statements of business acquired.

                (1) Audited financial statements of Triax Midwest Associates, L.P. as of December 31, 1998 and 1997 and June 30, 1999 (unaudited) and for the years ended December 31, 1998, 1997 and 1996 and for the six month period ended June 30, 1999 (unaudited) are included in this report.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                              FINANCIAL STATEMENTS

                                 Contents                                  Page
                                 --------                                  ----
Report of Independent Public Accountants.................................. F-2
Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999
 (unaudited).............................................................. F-3
Statements of Operations for the Years Ended December 31, 1996, 1997 and
 1998 and for the Six Months Ended June 30, 1998 and 1999 (unaudited)..... F-4
Statements of Partners' Deficit for the Years Ended December 31, 1996,
 1997 and 1998 and for the Six Months Ended June 30, 1999 (unaudited)..... F-5
Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and
 1998 and for the Six Months Ended June 30, 1998 and 1999 (unaudited)..... F-6
Notes to Financial Statements............................................. F-7

   Note--Upon completion of this offering and the exchange of membership interests in Mediacom LLC for our common stock, Mediacom LLC will become a wholly-owned subsidiary of us. Prior to such time, Mediacom Communications Corporation had no assets, liabilities, contingent liabilities or operations.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Triax Midwest Associates, L.P.:

We have audited the accompanying balance sheets of TRIAX MIDWEST ASSOCIATES, L.P. (a Missouri limited partnership) as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Triax Midwest Associates, L.P. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Denver, Colorado
February 26, 1999

                         TRIAX MIDWEST ASSOCIATES, L.P.

                                 BALANCE SHEETS

         As of December 31, 1997 and 1998 and June 30, 1999 (Unaudited)
                                 (In Thousands)

                                                                    June 30,
                                                 1997      1998       1999
                                               --------  --------  -----------
                                                                   (Unaudited)
                    ASSETS

Cash.......................................... $  3,297  $  2,327   $  2,820
Receivables, net of allowance of $554, $331
 and $330, respectively.......................    2,555     2,303      1,890
Property, plant and equipment, net............  124,616   153,224    162,168
Purchased intangibles, net....................  157,671   185,268    165,170
Deferred costs, net...........................    5,980     6,995      3,511
Other assets..................................    2,202     2,911      2,324
                                               --------  --------   --------
                                               $296,321  $353,028   $337,883
                                               ========  ========   ========

      LIABILITIES AND PARTNERS' DEFICIT

Accrued interest expense...................... $  6,057  $  5,383   $  5,003
Accounts payable and other accrued expenses...   11,582    11,714     12,113
Subscriber prepayments and deposits...........      695       828        823
Payables to affiliates........................      359       348        350
Debt..........................................  323,604   404,418    409,290
                                               --------  --------   --------
                                                342,297   422,691    427,579
Partners' deficit.............................  (45,976)  (69,663)   (89,696)
                                               --------  --------   --------
                                               $296,321  $353,028   $337,883
                                               ========  ========   ========


   The accompanying notes to the financial statements are an integral part of these balance sheets.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                            STATEMENTS OF OPERATIONS

              For the Years Ended December 31, 1996, 1997 and 1998
        and for the Six Months Ended June 30, 1998 and 1999 (Unaudited)
                                 (In Thousands)

                                                                  For the
                                                             Six Months Ended
                         For the Years Ended December 31,        June 30,
                         ----------------------------------  ------------------
                            1996        1997        1998       1998      1999
                         ----------  ----------  ----------  --------  --------
                                                                (Unaudited)
Revenues................ $   60,531  $  101,521  $  119,669  $ 57,155  $ 67,257
Operating expenses:
  Programming...........     12,934      20,066      25,275    11,882    15,213
  Operating, selling,
   general and
   administrative.......     16,459      26,050      32,241    13,935    16,263
  Management fees.......      2,667       3,573       4,048     1,933     2,218
  Administration fees
   paid to an
   affiliate............        444       1,482       1,826       843     1,040
  Depreciation and
   amortization.........     26,492      48,845      65,391    28,451    35,644
                         ----------  ----------  ----------  --------  --------
                             58,996     100,016     128,781    57,044    70,378
                         ----------  ----------  ----------  --------  --------
Operating income
 (loss).................      1,535       1,505      (9,112)      111    (3,121)
Other expenses:
  Interest..............     18,311      26,006      29,358    13,558    16,252
                         ----------  ----------  ----------  --------  --------
Net loss before
 cumulative effect of
 accounting change......    (16,776)    (24,501)    (38,470)  (13,447)  (19,373)
Cumulative effect of
 accounting change......        --          --          --        --       (660)
                         ----------  ----------  ----------  --------  --------
Net loss................ $  (16,776) $  (24,501) $  (38,470) $(13,447) $(20,033)
                         ==========  ==========  ==========  ========  ========


   The accompanying notes in the financial statements are an integral part of these statements.

                        TRIAX MIDWEST ASSOCIATES, L.P.

                        STATEMENTS OF PARTNERS' DEFICIT

             For the Years Ended December 31, 1996, 1997 and 1998
            and for the Six Months Ended June 30, 1999 (Unaudited)
                                (In Thousands)

                                                                     Pre Recapitalization Limited
                                                                          Partners (Note 1)
                                                                    -------------------------------       Post
                                                      Accumulated                                   Recapitalization
                                                       Residual     Special                             Limited
                     Non-Managing      Managing     Equity Interest Limited   Cavalier                  Partners
                    General Partner General Partner     of TTC      Partner  Cable, L.P. All Others     (Note 1)      Total
                    --------------- --------------- --------------- -------  ----------- ---------- ---------------- --------
                      (Effective      (Effective
                      August 30,      August 30,
                         1996)           1996)
BALANCES,
 December 31,
 1995............      $(83,549)         $ --           $  --       $   --    $    --     $    --       $    --      $(83,549)
 Net loss for the
 eight month
 period ended
 August 30,
 1996............        (9,022)           --              --           --         --          --            --        (9,022)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES, August
 30, 1996........       (92,571)           --              --           --         --          --            --       (92,571)
 Cash redemption
 of partnership
 interests.......           --             --              --        (6,680)   (12,071)    (19,500)          --       (38,251)
 Allocation of
 partners'
 capital in
 connection with
 recapitalization..         --             --              --         6,680     12,071      19,500       (38,251)         --
 Accumulation of
 residual equity
 interest of
 TTC.............           (62)           --               62          --         --          --            --           --
 Cash
 contributions...         1,100            --              --           --         --          --         50,250       51,350
 Issuance of
 limited
 partnership
 units in
 connection with
 acquisition of
 cable
 properties......           --             --              --           --         --          --         59,765       59,765
 Cash
 distributions to
 DD Cable
 Partners........           --             --              --           --         --          --         (4,200)      (4,200)
 Syndication
 costs...........           (26)           --              --           --         --          --         (2,578)      (2,604)
 Net loss for the
 four month
 period ended
 December 31,
 1996............           (78)           --              --           --         --          --         (7,676)      (7,754)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES,
 December 31,
 1996............       (91,637)           --               62          --         --          --         57,310      (34,265)
 Accumulation of
 residual equity
 interest of
 TTC.............          (488)           --              488          --         --          --            --           --
 Cash
 contributions...           --             --              --           --         --          --         13,043       13,043
 Syndication
 costs...........           --             --              --           --         --          --           (253)        (253)
 Net loss for the
 year ended
 December 31,
 1997............          (245)           --              --           --         --          --        (24,256)     (24,501)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES,
 December 31,
 1997............       (92,370)           --              550          --         --          --         45,844      (45,976)
 Accumulation of
 residual equity
 interest of
 TTC.............          (738)           --              738          --         --          --            --           --
 Cash
 contributions...           --             --              --           --         --          --         15,000       15,000
 Syndication
 costs...........           --             --              --           --         --          --           (217)        (217)
 Net loss for the
 year ended
 December 31,
 1998............          (385)           --              --           --         --          --        (38,085)     (38,470)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES,
 December 31,
 1998............       (93,493)           --            1,288          --         --          --         22,542      (69,663)
 Accumulation of
 residual equity
 interest of TTC
 (Unaudited).....          (472)           --              472          --         --          --            --           --
 Net loss for the
 six months ended
 June 30, 1999
 (Unaudited).....          (200)           --              --           --         --          --        (19,833)     (20,033)
                       --------          -----          ------      -------   --------    --------      --------     --------
BALANCES, June
 30, 1999
 (Unaudited).....      $(94,165)         $ --           $1,760      $   --    $    --     $    --       $  2,709     $(89,696)
                       ========          =====          ======      =======   ========    ========      ========     ========

  The accompanying notes to the financial statements are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                            STATEMENTS OF CASH FLOWS

              For the Years Ended December 31, 1996, 1997 and 1998
        and For the Six Months Ended June 30, 1998 and 1999 (Unaudited)
                                 (In Thousands)

                             For the Years Ended           For the Six Months
                                 December 31,                Ended June 30,
                         ------------------------------  -----------------------
                           1996       1997      1998        1998        1999
                         ---------  --------  ---------  ----------- -----------
                                                         (Unaudited) (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss..............    (16,776)  (24,501)   (38,470)    (13,447)   (20,033)
 Adjustments to
  reconcile net loss to
  net cash flows from
  operating
  activities--
 Depreciation and
  amortization.........     26,492    48,845     65,391      28,451     35,644
 Accretion of interest
  on preferred stock
  obligation...........         90       --         --          --         --
 Amortization of
  deferred loan costs..        370       651        790         348        446
 Cumulative effect of
  accounting change....        --        --         --          --         660
 Loss (gain) on asset
  dispositions.........        --        --       1,732        (492)         2
 Decrease (increase) in
  subscriber
  receivables, net.....      1,926      (503)        93        (550)       413
 (Increase) decrease in
  other assets.........         (7)     (556)      (623)       (516)       672
 Increase (decrease) in
  accrued interest
  expense..............        181     1,312       (674)     (6,057)      (381)
 Increase (decrease) in
  accounts payable and
  other accrued
  expenses.............      4,502       525       (452)     (1,555)       199
 (Decrease) increase in
  subscriber
  prepayments and
  deposits.............     (2,684)       13        129          62         (5)
 Write-off loan costs..        174       --         --          --         --
 (Decrease) increase in
  payables to
  affiliates...........        (31)      113        (11)         23          2
                         ---------  --------  ---------   ---------   --------
  Net cash flows from
   operating
   activities..........     14,237    25,899     27,905       6,267     17,619
                         ---------  --------  ---------   ---------   --------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchase of property,
  plant and equipment..    (10,275)  (23,101)   (36,122)    (14,906)   (21,358)
 Acquisition of
  properties, including
  purchased
  intangibles..........        --    (71,850)   (86,255)    (23,112)       (20)
 Proceeds from exchange
  of properties,
  including
  intangibles..........        --        --       1,594       1,594        --
 Proceeds from sale of
  properties, including
  intangibles..........        --        --       1,674         367        268
 Cash paid for
  franchise costs......       (582)     (776)    (2,122)     (3,664)      (528)
 Cash paid for other
  intangibles..........       (823)      (37)       --          --         (90)
                         ---------  --------  ---------   ---------   --------
  Net cash flows from
   investing
   activities..........    (11,680)  (95,764)  (121,231)    (39,721)   (21,728)
                         ---------  --------  ---------   ---------   --------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from
  borrowings...........    275,000    67,000    399,000     345,000     12,000
 Repayment of debt.....   (268,477)  (14,000)  (319,000)   (313,000)    (7,000)
 Contributions from
  partners.............     51,350    13,043     15,000         --         --
 Cash redemptions of
  partnership
  interests............    (38,251)      --         --          --         --
 Cash distributions to
  DD Cable Partners....     (4,200)      --         --          --         --
 Payments on capital
  leases...............       (314)     (322)      (703)       (272)      (392)
 Cash paid for loan
  costs................     (5,683)      (80)    (1,724)     (1,570)        (6)
 Cash paid for
  syndication costs....     (2,604)     (253)      (217)        --         --
 Repayment of preferred
  stock obligations....     (2,760)      --         --          --         --
                         ---------  --------  ---------   ---------   --------
  Net cash flows from
   financing
   activities..........      4,061    65,388     92,356      30,158      4,602
                         ---------  --------  ---------   ---------   --------
NET INCREASE (DECREASE)
 IN CASH...............      6,618    (4,477)      (970)     (3,296)       493
CASH, beginning of
 period................      1,156     7,774      3,297       3,297      2,327
                         ---------  --------  ---------   ---------   --------
CASH, end of period....  $   7,774  $  3,297  $   2,327   $       1   $  2,820
                         =========  ========  =========   =========   ========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
 Cash paid during the
  period for interest..  $  16,848  $ 24,043  $  29,209   $  19,267   $ 16,186
                         =========  ========  =========   =========   ========
SUPPLEMENTAL SCHEDULE
 OF NON-CASH INVESTING
 AND FINANCING
 ACTIVITIES:
 Property additions
  financed by capital
  leases...............  $     391  $  1,313  $   1,517   $     678   $    481
                         =========  ========  =========   =========   ========
 Net book value of
  assets divested in
  exchange.............  $     --   $    --   $   4,404   $   4,404   $    --
                         =========  ========  =========   =========   ========
 Net book value of non-
  monetary assets
  acquired in
  exchange.............  $     --   $    --   $   2,958   $   2,958   $    --
                         =========  ========  =========   =========   ========

   The accompanying notes to the financial statements are an integral part of these statements.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                         NOTES TO FINANCIAL STATEMENTS

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

(1) THE PARTNERSHIP

   Organization and Capitalization

Triax Midwest Associates, L.P. (the "Partnership") is a Missouri limited partnership originally formed for the purpose of acquiring, constructing and operating cable television properties, located primarily in Indiana, Illinois, Iowa, Minnesota and Wisconsin. The Partnership was capitalized and commenced operations on June 1, 1988. The non-managing general partner is Triax Cable General Partner, L.P. ("Triax Cable GP"), a Missouri limited partnership. The general partner of Triax Cable GP is Midwest Partners, L.L.C. The managing general partner of the Partnership is Triax Midwest General Partner, L.P., a Delaware limited partnership, and its general partner is Triax Midwest, L.L.C.

   Partnership Recapitalization

On August 30, 1996 (the "Contribution Date"), the Partnership completed a recapitalization of the Partnership in which new credit facilities were put in place (Note 4), additional partnership interests were issued and selected partnership interests were redeemed. Under the terms of a partnership amendment and other related documents, the Partnership received approximately $50.3 million in cash from new limited partners in exchange for limited partnership interests ("New Cash Partners"). Approximately $38.3 million in cash was then utilized to redeem the special limited partnership interest and certain other existing limited partnership interests. For financial reporting purposes, this portion of the Partnership Recapitalization was accounted for as an equity transaction with no effect on the carrying value of the Partnership's assets. However, for tax purposes, even though the New Cash Partners assumed the redeemed limited partners' tax basis capital accounts, they will be entitled to additional outside tax basis reflecting the amount invested.

In addition, the Partnership purchased certain net assets of DD Cable Partners, L.P. and DD Cable Holdings, Inc. ("DD Cable") through the net issuance of approximately $55.6 million in limited partnership interests. For financial reporting purposes, the acquisition was accounted for under the purchase method of accounting at fair market value. For tax purposes, the basis in the acquired net assets was recorded at DD Cable's historical tax basis. This results in a built-in gain on these assets based on the difference between the fair market value and tax basis of the assets at August 30, 1996.

In connection with the Partnership Recapitalization, the general partnership interest of Triax Cable GP was converted to a non-managing general partnership interest. Triax Cable GP then contributed an additional $1.1 million to maintain its approximate 1% proportionate interest in the Partnership. Triax Midwest General Partner, L.P. ("Midwest GP" or the "Managing General Partner") was appointed the managing general partner. The general partner of Midwest GP is Triax Midwest, L.L.C., a wholly-owned subsidiary of Triax Telecommunications Company, L.L.C. ("TTC"). Midwest GP made no partnership equity contributions to the Partnership and received only a residual interest in the Partnership, as discussed below under "Allocations of Profits, Losses, Distributions and Credits Subsequent to Partnership Recapitalization".

As provided for in the Partnership Agreement, as amended, certain of the New Cash Partners (the "Committed Partners") committed to fund additional monies totaling $50.0 million for future acquisitions of the Partnership through August 1999. In conjunction with the Partnership's Indiana and Illinois Acquisitions during 1997 and the Illinois acquisition of September 30, 1998 (Note 3), certain limited partners contributed approximately $13.0 million and $15.0 million, respectively. Of these total contributions, approximately $27.0 million was contributed by the Committed Partners, which reduced their total funding commitment to approximately $23.0 million.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

During 1997, TTC and certain officers of TTC (the "Officers") purchased limited partner interests in Triax Investors Midwest, L.P. ("Investors Midwest"), which holds a limited partner interest in the Partnership. Subsequent to TTC's and the Officers' purchase of these Investors Midwest interests, Investors Midwest elected to distribute its interest in the Partnership to certain of its partners, resulting in TTC owning a direct limited partner interest in the Partnership.

The Partnership Agreement, as amended, provides that on August 30, 2001 each limited partner has the option to sell its interest to the Partnership for fair market value at the time of the sale. The fair market value is to be determined by appraised value approved by a majority vote of the Advisory Committee. In accordance with the Partnership Agreement, if the Partnership is unable to finance the acquisition of such interests, such selling limited partners can cause the liquidation of the Partnership.

   Allocation of Profits, Losses, Distributions and Credits Subsequent to Partnership Recapitalization

   Distributions

Cash distributions are to be made to both the limited partners and Triax Cable GP equal to their adjusted capital contributions, then to the limited partners and Triax Cable GP in an amount sufficient to yield a return of 13% per annum, compounded annually (the "Priority Return"), then varying rates of distribution to the Managing General Partner (17% to 20%) and to the limited partners and Triax Cable GP (83% to 80%) based on internal rates of return earned by the New Cash Partners, as set forth in the Amended and Restated Partnership Agreement, on their adjusted capital contributions.

   Losses from Operations

The Partnership will allocate its losses to the limited partners and Triax Cable GP according to their proportionate interests in the book value of the Partnership, except losses will not be allocated to any limited partner which would cause the limited partner's capital account to become negative by an amount greater than an amount which the limited partners are obligated to contribute to the Partnership.

   Profits and Gains

Generally, the Partnership will allocate its profits according to the limited partners' and Triax Cable GP's proportionate interests in the book value of the Partnership until profits allocated to limited partners equal losses previously allocated to them. A special allocation of gain equal to the difference between the fair value and tax basis of contributed property will be made, with respect to partners contributing property to the Partnership, upon the sale of the contributed Partnership assets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

   Revenue Recognition

Revenues are recognized in the period the related services are provided to the subscribers.

   Income Taxes

No provision has been made for federal, state or local income taxes because they are the responsibility of the individual partners. The principal difference between tax and financial reporting results from different depreciable tax basis in various assets acquired (Note 1).

   Property, Plant and Equipment

Property, plant and equipment are stated at cost. Replacements, renewals and improvements are capitalized and costs for repairs and maintenance are charged directly to expense when incurred. The Partnership capitalized a portion of technician and installer salaries to property, plant and equipment, which amounted to $1,134,000 in 1996, $1,196,132 in 1997, $1,333,296 in 1998 and
$601,889 and $590,351 for the six months ended June 30, 1998 and 1999, respectively.

Depreciation and amortization are computed using the straight-line method over the following estimated useful lives (amounts in thousands):

                                1997       1998     June 30, 1999     Life
                              ---------  ---------  ------------- -------------
                                                                  Predominantly
     Property, plant and
      equipment.............. $ 217,561  $ 266,965    $ 288,560     10 years
     Less--Accumulated
      depreciation...........   (92,945)  (113,741)    (126,392)
                              ---------  ---------    ---------
                              $ 124,616  $ 153,224    $ 162,168
                              =========  =========    =========

   Purchased Intangibles

Purchased intangibles are being amortized using the straight-line method over the following estimated useful lives (amounts in thousands):

                                1997       1998     June 30, 1999     Life
                              ---------  ---------  ------------- -------------
     Franchises.............. $ 245,028  $ 310,544    $ 311,056    5-11.5 years
     Noncompete..............       400      1,595        1,595         3 years
     Goodwill................    12,804     12,804       12,804        20 years
                              ---------  ---------    ---------
                                258,232    324,943      325,455
     Less--Accumulated
      amortization...........  (100,561)  (139,675)    (160,285)
                              ---------  ---------    ---------
                              $ 157,671  $ 185,268    $ 165,170
                              =========  =========    =========

   Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the difference between the carrying value and fair value of the long-lived asset.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

   Deferred Costs

Deferred costs are being amortized using the straight-line method over the following estimated useful lives (amounts in thousands):

                                                           June 30,
                                          1997     1998      1999       Life
                                         -------  -------  --------  ----------
     Deferred loan costs................ $ 5,763  $ 7,488  $ 7,493    2-7 years
     Organizational costs...............     858      858      --    5-10 years
     Other..............................     500      500      500
                                         -------  -------  -------
                                           7,121    8,846    7,993
     Less--Accumulated amortization.....  (1,141)  (1,851)  (4,482)
                                         -------  -------  -------
                                         $ 5,980  $ 6,995  $ 3,511
                                         =======  =======  =======

   Organizational Costs

American Institute of Certified Public Accountants Statement of Position 98-5 ("SOP 98-5") provides guidance on the financial reporting of start-up and organization costs. SOP 98-5 broadly defines start-up activities and requires the costs of such start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998 and the initial application is reported as a cumulative effect of a change in accounting principle. Effective January 1, 1999, the Partnership recognized a cumulative effect of an accounting change adjustment related to net deferred organization costs totaling approximately $660,000 as of December 31, 1998.

   Reclassifications

Certain amounts in the accompanying financial statements have been reclassified to conform to the current year presentation.

(3) ACQUISITIONS/SALES

On August 30, 1996, the Partnership purchased certain cable television system assets, located in Illinois, Minnesota, Wisconsin and Iowa, from DD Cable, including the assumption of certain liabilities of the acquired business. The acquisition was financed by issuing net limited partnership interests valued at approximately $55.6 million. In addition, the Partnership utilized a portion of newly executed $375 million credit facility (Note 4) to repay approximately $116 million of existing indebtedness of DD Cable.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets                             $   3,519
     Property, plant and equipment                 59,786
     Franchise costs                              117,007
                                                ---------
         Subtotal                                 180,312
     Less--current liabilities assumed             (4,579)
                                                ---------
                                                  175,733
     Less--cash distributed for:
       Payment of existing DD Cable debt         (115,968)
       Cash distributions to DD Cable              (4,200)
                                                ---------
         Total net partnership interest issued  $  55,565
                                                =========

On June 30, 1997, the Partnership acquired certain cable television system assets, located in Indiana, including certain liabilities of the acquired business, from Triax Associates I, L.P. (the "Indiana Acquisition"). The purchase price of $52.0 million was accounted for by the purchase method of accounting and was allocated to the acquired assets and liabilities as follows
(amounts in thousands):

     Current assets                             $     316
     Property, plant and equipment                 18,793
     Franchise costs                               33,007
     Non-compete                                      200
                                                ---------
       Subtotal                                    52,316
     Less--current liabilities assumed               (403)
                                                ---------
       Total cash paid for acquisition          $  51,913
                                                =========

Also on June 30, 1997, the Partnership acquired certain cable television system assets, located in Illinois, including certain liabilities of the acquired business, from an unrelated third party (the "Illinois Acquisition"). The purchase price of $20.1 million was accounted for by the purchase method of accounting.

The Indiana and Illinois Acquisitions were financed by partners' contributions of approximately $13.0 million and proceeds of $60.0 million on the revolving credit facility.

On September 30, 1998, the Partnership purchased certain cable television system assets, located in Illinois, from an unrelated third party ("Marcus"), including the assumption of certain liabilities of the acquired business. The acquisition was financed by partners' contributions of $15.0 million and proceeds of approximately $45.8 million from the revolving credit facility.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Current assets                     $   109
     Property, plant and equipment       10,000
     Franchise costs                     50,555
     Non-compete                            500
                                        -------
       Subtotal                          61,164
     Less--current liabilities assumed     (328)
                                        -------
       Total cash paid for acquisition  $60,836
                                        =======

The Partnership has reported the operating results of DD Cable, the Indiana Acquisition and Marcus from the respective acquisition dates. The following tables show the unaudited pro forma results of operations for the year of the acquisitions and their prior year:

                                  For the Year Ended December 31, 1996
              -----------------------------------------------------------------

                                                                                Unaudited
                             Actual                                       Pro Forma Results(/1/)
                            --------                                      ----------------------
REVENUES                    $ 60,531                                             $ 99,554
                            ========                                             ========
NET LOSS                    $(16,776)                                            $(28,878)
                            ========                                             ========

(/1/) Presents pro forma effect of the DD Cable Acquisition and the Indiana
   Acquisition.

                                  For the Year Ended December 31, 1997
              -----------------------------------------------------------------

                                                                                Unaudited
                             Actual                                       Pro Forma Results(/2/)
                            --------                                      ----------------------
REVENUES                    $101,521                                             $118,722
                            ========                                             ========
NET LOSS                    $(24,501)                                            $(31,001)
                            ========                                             ========
(/2/) Presents pro forma effect of the Indiana Acquisition and Marcus.

                                  For the Year Ended December 31, 1998
              -----------------------------------------------------------------

                                                                                Unaudited
                             Actual                                       Pro Forma Results(/3/)
                            --------                                      ----------------------
REVENUES                    $119,669                                             $128,182
                            ========                                             ========
NET LOSS                    $(38,470)                                            $(41,754)
                            ========                                             ========

(/3/) Presents pro forma effect of Marcus.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

On June 30, 1998, the Partnership purchased certain cable television system assets, located in Indiana, from an unrelated third party, including the assumption of certain liabilities of the acquired business. The acquisition was financed by proceeds of approximately $22.8 million from the revolving credit facility. The purchase price was allocated to the acquired assets and liabilities as follows (amounts in thousands):

     Property, plant and equipment..................................... $ 8,383
     Franchise costs...................................................  14,499
     Non-compete.......................................................     200
                                                                        -------
       Subtotal........................................................  23,082
     Less--current liabilities assumed.................................    (270)
                                                                        -------
       Total cash paid for acquisition................................. $22,812
                                                                        =======

On January 21, 1998, the Partnership acquired certain cable television system assets located in Gilberts, Illinois, including certain liabilities of the acquired business, from an unrelated third party (the "Gilberts Acquisition"). The purchase price of approximately $307,000 was accounted for by the purchase method of accounting.

On December 31, 1998, the Partnership acquired certain cable television system assets, located in Kentland, Indiana, including certain liabilities of the acquired business, from an unrelated third party (the "Kentland Acquisition"). The purchase price of $2.5 million was accounted for by the purchase method of accounting, $200,000 of which will be paid during 1999, and has been recorded as other accrued expenses in the accompanying balance sheet.

The Indiana, Kentland and Gilberts Acquisitions were financed by proceeds on the revolving credit facility.

On February 27, 1998, the Partnership closed on an Asset Exchange Agreement with an unrelated third party whereby the Partnership conveyed certain systems serving approximately 3,700 subscribers in exchange for another system in Illinois serving approximately 2,400 subscribers and received approximately $1,600,000 in cash consideration. A gain of approximately $150,000 was recognized on this transaction, and was recorded against write-off of retired plant in the accompanying statement of operations.

On June 30, 1998, the Partnership sold certain cable television system assets located in Central City, Iowa, including certain liabilities of the system, to an unrelated third party for cash of approximately $367,000.

On September 30, 1998, the Partnership sold certain cable television system assets related to five systems in Iowa, including certain liabilities of the systems, to an unrelated third party for cash of approximately $1.3 million.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

(4) DEBT

Debt consists of the following at December 31, 1997, 1998 and June 30, 1999 (amounts in thousands):

                                                                     June 30,
                                                    1997     1998      1999
                                                  -------- -------- -----------
                                                                    (Unaudited)
     Bank Revolving credit loan, due June 30,
      2006, interest payable at rates based on
      varying interest rate options.............  $ 82,000 $ 97,000  $102,000
     Term A Loan, due June 30, 2006, interest
      payable at rates based on varying interest
      rate options..............................   180,000  220,000   220,000
     Term B Loan, due June 30, 2007, interest
      payable at rates based on varying interest
      rate options..............................    35,000   60,000    60,000
     Term C Loan, due June 30, 2007, interest
      payable at 9.48%..........................    25,000   25,000    25,000
     Various equipment loans and vehicle
      leases....................................     1,604    2,418     2,290
                                                  -------- --------  --------
                                                  $323,604 $404,418  $409,290
                                                  ======== ========  ========

In connection with the Partnership Recapitalization discussed in Note 1, the Partnership entered into a $375 million credit facility with a group of lenders, consisting of a Revolving Credit Loan, Term A, Term B and Term C Loans. A commitment fee is charged on the daily unused portion of the available commitment. This fee ranges from 1/4% to 3/8% per annum based on the Partnership's leverage ratio, as defined. The Revolving Credit Loan and each of the Term A, B, and C Loans are collateralized by all of the property, plant and equipment of the Partnership, as well as the rights under all present and future permits, licenses and franchises.

On June 24, 1998, the Partnership completed a restructuring of the Revolving Credit Loan and the Term A, B and C Loans. Under the terms of the restructuring agreement, the total availability of this facility increased from $375 million to $475 million, in order to complete certain planned acquisitions (see Note 3) and to provide for future growth.

The Partnership entered into LIBOR interest rate agreements with the lenders related to the Revolving Credit Loan and the Term A and Term B Loans. The Partnership fixed the interest rate for the Revolving Credit Loan on $71 million at 7.38% for the period from April 6, 1999 to July 6, 1999 and on $25 million at 7.38% for the period from April 26, 1999 to July 26, 1999. The Term A Loan and Term B Loans are fixed at 7.38% and 7.50%, respectively, for the period from April 26, 1999 to July 26, 1999. In addition, the Partnership has entered into various interest rate swap transactions covering $195 million in notional amount as of June 30, 1999, which fixes the weighted average three-month variable rate at 5.6%. These swap transactions expire at various dates through October 2000.

The Term A Loan requires principal payments to be made quarterly, beginning in September 2000. The quarterly payments begin at $1,375,000 per quarter and increase each September 30th thereafter. The Term B and Term C Loans require total quarterly principal payments of $177,083 for the quarters ending September 2000 and December 2000. Quarterly principal payments totaling $88,542 are then required through December 31, 2005, at which time the quarterly payments increase to $3,187,500 through December 31, 2006 and $35,062,500 at March 31, 2007. The Loans are due in full on June 30, 2007.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

The loan agreements contain various covenants, the most restrictive of which relate to maintenance of certain debt coverage ratios, meeting cash flow goals and limitations on indebtedness.

Debt maturities required on all debt as of December 31, 1998 are as follows (amounts in thousands):

     Year                                                                Amount
     ----                                                               --------
     1999.............................................................. $    775
     2000..............................................................    3,861
     2001..............................................................   16,375
     2002..............................................................   31,417
     2003..............................................................   39,407
     Thereafter........................................................  312,583
                                                                        --------
                                                                        $404,418
                                                                        ========

(5) RELATED PARTY TRANSACTIONS

During the eight month period ending August 31, 1996, TTC provided management services to the Partnership for a fee equal to 5% of gross revenues, as defined. Charges for such management services amounted to approximately $1,567,000. TTC also allocated certain overhead expenses to the Partnership which primarily relate to employment costs. These overhead expenses amounted to approximately $371,000 for the eight months ended August 31, 1996.

Commencing August 30, 1996, the Partnership entered into an agreement with TTC to provide management services to the Partnership for a fee equal to 4% of gross revenues, as defined. The agreement also states the Partnership will only be required to pay a maximum fixed monthly payment of $275,000, which can be adjusted for any acquisitions or dispositions by the Partnership at a rate of $.8333 per acquired/disposed subscriber. Charges for such management services provided by TTC amounted to approximately $1,100,000, $3,573,000 and $4,048,000 in 1996, 1997 and 1998, respectively, and $1,933,000 and $2,218,000 for the six months ended June 30, 1998 and 1999, respectively. The remainder of the management fees earned but unpaid will be distributable to TTC only after Triax Cable GP and the limited partners have been distributed their original capital investments and then the deferred and unpaid portion of the management fee will be paid pari passu with the first 7.5% of the Priority Return, as defined. The earned but unpaid fees totaled approximately $62,000, $488,000 and $738,000 in 1996, 1997 and 1998, respectively, and $353,000 and $422,000 for the six months ended June 30, 1998 and 1999, respectively. The cumulative unpaid fees totaled approximately $62,000, $550,000, $1,288,000 and $1,760,000 as of December 31,
1996, 1997, 1998 and June 30, 1999, respectively. These amounts have been reflected in the statement of partners' deficit as "accumulated residual equity interest of TTC", which has been allocated to the non-managing General Partner.

Commencing August 30, 1996, the Partnership entered into a programming agreement with InterMedia Capital Management II, L.P. ("InterMedia"), an affiliate of DD Cable, to purchase programming at InterMedia's cost, which includes volume discounts InterMedia might earn. Included in this agreement is a provision that requires the Partnership to remit to InterMedia an administrative fee, based on a calculation stipulated in the agreement, which amounted to approximately $444,000, $1,482,000 and $1,826,000 in 1996, 1997 and
1998, respectively, and $843,000 and $1,040,000 for the six months ended June 30, 1998 and 1999, respectively.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

(6) LEASES

The Partnership leases office facilities, headend sites and other equipment under noncancelable operating lease agreements, some of which contain renewal options. Total rent expense, including month-to-month rental arrangements, was approximately $364,000, $583,000 and $737,000 in 1996, 1997 and 1998,
respectively, and $336,000 and $413,000 for the six months ended June 30, 1998 and 1999, respectively. Pole attachment fees totaled approximately $496,000, $798,000 and $970,000 in 1996, 1997 and 1998, respectively, and $473,000 and
$538,000 for the six months ended June 30, 1998 and 1999, respectively.

Future minimum rental commitments under noncancelable operating leases subsequent to December 31, 1998 are as follows (amounts in thousands):

     Year                                                                 Amount
     ----                                                                 ------
     1999................................................................  $685
     2000................................................................  $511
     2001................................................................  $377
     2002................................................................  $298
     2003................................................................  $238
     Thereafter..........................................................  $757

(7) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents approximates fair value because of the nature of the investments and the length of maturity of the investments.

The estimated fair value of the Partnership's debt instruments are based on borrowing rates that would be substantially equivalent to existing rates, therefore, there is no material difference in the fair market value and the current value.

(8) REGULATORY MATTERS

In October 1992, Congress enacted the Cable Television Consumer and Competition Act of 1992 (the "1992 Cable Act") which greatly expanded federal and local regulation of the cable television industry. In April 1993, the Federal Communications Commission ("FCC") adopted comprehensive regulations, effective September 1, 1993, governing rates charged to subscribers for basic cable and cable programming services (other than programming offered on a per-channel or per-program basis). The FCC implemented regulation, which allowed cable operators to justify regulated rates in excess of the FCC benchmarks through cost of service showings at both the franchising authority level for basic service and to the FCC in response to complaints on rates for cable programming services.

On February 22, 1994, the FCC issued further regulations which modified the FCC's previous benchmark approach, adopted interim rules to govern cost of service proceedings initiated by cable operators, and lifted the stay of rate regulations for small cable systems, which were defined as all systems serving 1,000 or fewer subscribers.

On November 10, 1994, the FCC adopted "going forward" rules that provided cable operators with the ability to offer new product tiers priced as operators elect, provided certain limited conditions are met, permit cable operators to add new channels at reasonable prices to existing cable programming service tiers, and created an additional option pursuant to which small cable operators may add channels to cable programming service tiers.

                         TRIAX MIDWEST ASSOCIATES, L.P.

                  December 31, 1997 and 1998 and June 30, 1999
   (All amounts related to the June 30, 1998 and 1999 periods are unaudited)

In May 1995, the FCC adopted small company rules that provided small systems regulatory relief by implementing an abbreviated cost of service rate calculation method. Using this methodology, for small systems seeking to establish rates no higher than $1.24 per channel, the rates are deemed to be reasonable.

In February 1996, the Telecommunications Act of 1996 ("1996 Act") was enacted which, among other things, deregulated cable rates for small systems on their programming tiers.

Federal law is expected to eliminate the regulation of rates for non-basic cable programming service tiers after March 31, 1999.

Management of the Partnership believes they have complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including rate setting provisions. To date, the FCC's regulations have not had a material adverse effect on the Partnership due to the lack of certifications by the local franchising authorities. Several rate complaints have been filed against the Partnership with the FCC. However, management does not believe this matter will have a material adverse impact on the Partnership.

(9) COMMITMENTS AND CONTINGENCIES

The Partnership has been named as a defendant in a class action lawsuit in the state of Illinois, challenging the Partnership's policy for charging late payment fees when customers fail to pay for subscriber services in a timely manner. The Partnership is currently in settlement negotiations with the plaintiffs and expects the litigation to be settled by the end of the year. However, management does not believe the ultimate outcome of this matter will have a material adverse effect on its financial condition.

(10) EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

On April 29, 1999, the Partnership entered into a definitive agreement to sell its cable television system assets to Mediacom LLC for $740 million, subject to adjustment for subscriber benchmarks and other pro-rations in the normal course. The sale is expected to occur in the fourth quarter of 1999 subject to regulatory and other customary approvals.

On July 31, 1999, the Partnership acquired certain cable television system assets, located in Illinois, including certain liabilities of the acquired business, from an unrelated third party. The purchase price of approximately $4.0 million was accounted for by the purchase method of accounting.

Effective September 30, 1999, the Partnership acquired certain cable television system assets, located in Illinois, including certain liabilities of the acquired business, from an unrelated third party. The purchase price of $1.1 million was accounted for by the purchase method of accounting.

In September 1999, the Partnership's independent billing company notified the Partnership of its intent to assess additional charges should the Partnership terminate the existing contract between the parties prior to the contractual termination date of June 24, 2004. Mediacom LLC intends to change the billing service provider for subscribers obtained in connection with its asset purchase from the Partnership. The Partnership intends to vigorously defend against any claims by the billing company, and believes the ultimate resolution of this matter will not have a material adverse impact on its financial position or results of operations.

         (b)    Pro forma financial information.

                (1) Pro forma combined financial information consisting of pro forma combined balance sheet as of June 30, 1999 and pro forma consolidated statements of operations for the six month period ended June 30, 1999 and the year ended December 31, 1998 are included in this report.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma consolidated balance sheet and statement of operations as of and for the six months ended June 30, 1999 and the statement of operations for the year ended December 31, 1998 are based on the historical consolidated financial statements of Mediacom LLC, as adjusted to illustrate the estimated effects of the following transactions as if each transaction had occurred on January 1, 1998 for the statement of operations data and on June 30, 1999 for the balance sheet data:

  . the acquisitions of the Clearlake, Cablevision, and Caruthersville cable systems on January 9, 1998, January 23, 1998 and October 1, 1998, respectively; and

  . the issuance and sale of the 8 1/2% senior notes on April 1, 1998 and the application of $194.5 million of net proceeds from the sale to repay outstanding indebtedness under the subsidiary credit facilities;

  . the issuance and sale of the 7 7/8% senior notes on February 26, 1999 and the application of $121.9 million of net proceeds from the sale to repay outstanding indebtedness under the subsidiary credit facilities;

  . the repayment of an unsecured senior subordinated note in the original amount of $2.8 million and accrued interest;

  . the arrangement of new subsidiary credit facilities and the repayment of all outstanding indebtedness under the former subsidiary credit facilities;

  . the $10.5 million equity contribution made by members of Mediacom LLC in connection with the acquisition of the Triax systems on November 5, 1999; and

  . the acquisition of the Triax systems on November 5, 1999 and borrowings under the new subsidiary credit facilities to fund such acquisition.

  The unaudited pro forma consolidated financial statements give effect to the acquisitions of the cable systems under the purchase method of accounting. The purchase price allocation among property, plant and equipment, intangible assets, other assets and liabilities of the Triax systems is preliminary and will be completed upon receipt of appraisal reports. The Company does not believe that the adjustments resulting from the final allocation of the purchase price will be material to the financial statements.

  The unaudited pro forma consolidated financial statements do not purport to represent what the results of operations or financial condition would actually have been had the transactions described above occurred on the dates indicated or to project the results of operations or financial condition for any future period or date. You should read the historical consolidated financial statements of Mediacom LLC and the historical financial statements of Triax, incorporated by reference or appearing elsewhere in this document.

            Unaudited Pro Forma Consolidated Statement of Operations
                     For the Six Months Ended June 30, 1999
                             (dollars in thousands)


                                                      Mediacom LLC          Triax
                                                      (Historical)       (Historical)     Adjustments              Total
                                                   ------------------    ------------    --------------        --------------
 Revenues  .                                                $ 74,178          $ 67,257       $  -                  $141,435
 Costs and expenses:
  Service costs  .                                            24,175            22,924               -               47,099
  Selling, general and
   administrative expenses  .                                 14,502             9,592               -               24,094
  Management fee expense  .                                    3,588             2,218               -                5,806
  Depreciation and                                                                                        (a)
   amortization  .                                            41,431            35,644          15,804               92,879
                                                        ------------        ----------      ----------           ----------
 Operating loss  .                                            (9,518)           (3,121)        (15,804)             (28,443)
 Interest expense, net  .                                     13,392            16,252          11,839    (b)        41,483
 Other expenses  .                                               734                 -               -                  734
                                                        ------------        ----------      ----------           ----------
 Net loss from
  Continuing operations  .                                  $(23,644)         $(19,373)       $(27,643)            $(70,660)
                                                        ============        ==========      ==========           ==========


    See accompanying notes to unaudited pro forma consolidated statement of operations.

       Notes to Unaudited Pro Forma Consolidated Statement of Operations
                     For the Six Months Ended June 30, 1999
                             (dollars in thousands)

  For purposes of determining the pro forma effects of the transactions described above on the historical consolidated statement of operations of Mediacom LLC for the six months ended June 30, 1999, the following adjustments have been made:


  (a) Represents increase to historical depreciation and amortization expense as a result of a preliminary allocation of the Triax purchase price and other costs:

                                                                           Estimated      Asset       Pro Forma
  Triax                                                                   Fair Values     Life         Expense

  Property, plant and equipment........................................       $293,018          7          $ 41,860
  Franchise costs......................................................        224,822         15            14,988
  Subscriber lists.....................................................        224,822          5            44,964
  Deferred financing costs.............................................          7,000        8.5               824
  Other................................................................          3,900         15               260
  Annualized pro forma depreciation and
     Amortization (A)..................................................                                     102,896
                                                                                                           --------
  Pro forma depreciation and amortization--Six months
     ended June 30, 1999 (A divided by 2)..............................                                      51,448
  Historical--Triax....................................................                                     (35,644)
                                                                                                           --------
  Increase to depreciation and amortization............................                                    $ 15,804
                                                                                                           ========

  (b) Represents increase to interest expense due to incremental indebtedness arising from the acquisition of the Triax systems and the 7 7/8% senior note offering and decrease to interest expenses arising from the repayment of the unsecured senior subordinated note in the original amount of $2,800 and accrued interest. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $909 after adjusting for interest rate swap agreements. Historical interest expense of Triax has been eliminated, as the Company has not assumed their debt obligations.

                                                                           Principal     Interest       Pro Forma
                                                                                           Rate          Expense
  Subsidiary credit facilities.........................................       $777,229       7.22%          $ 56,116
  8 1/2% senior notes..................................................        200,000       8.50%            17,000
  7 7/8% senior notes..................................................        125,000       7.88%             9,850
                                                                                                          ----------
  Pro forma interest expense (A).......................................              -                        82,966
  Pro forma interest expense-Six months ended June 30,                                                        41,483
     1999 (A divided by 2).............................................
  Historical interest expense..........................................                                      (29,644)
                                                                                                          ----------
  Increase to interest expense.........................................                                     $ 11,839
                                                                                                          ==========

            Unaudited Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 1998
                             (dollars in thousands)


                              Mediacom LLC                                           Triax
                              (Historical)       Adjustments         Subtotal     (Historical)     Adjustments        Total

Statement of
Operations Data:
 Revenues....................       $129,297     $  6,888 (a)         $136,185       $119,669    $ 11,434 (d)   $      267,288
 Costs and expenses:
  Service costs..............         43,849        2,803 (a)           46,652         37,534       3,897 (d)           88,083
  Selling, general and
   administrative
   expenses..................         25,596        2,274 (a)           27,870         21,808       1,892 (d)           51,570
  Management fee
   expense...................          5,797            7 (a)            5,804          4,048       --                   9,852
  Depreciation and
   amortization..............         65,793        3,090 (b)           68,883         65,391      37,505 (e)          171,779
                                -------------    -----------         ----------      ---------   ------------        ---------
Operating loss...............        (11,738)      (1,286)             (13,024)        (9,112)    (31,860)            (53,996)
 Interest expense, net.......         23,994        2,783 (c)           26,777         29,358      31,445 (f)          87,580
 Other expenses..............          4,058            -                4,058             --                           4,058
                                -------------    -----------         ----------      ---------   ------------        ---------
 Net loss....................       $(39,790)     $(4,069)            $(43,859)      $(38,470)   $(63,305)          $(145,634)
                                =============    ===========         ==========      =========   ============        =========




    See accompanying notes to unaudited pro forma consolidated statement of operations.

       Notes to Unaudited Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 1998
                             (dollars in thousands)

  For purposes of determining the pro forma effects of the transactions described above on the historical consolidated statement of operations of Mediacom LLC for the year ended December 31, 1998, the following adjustments have been made:

  (a) The table below represents actual revenues, service costs, and selling, general and administrative expenses and management fee expense of the Clearlake, Cablevision and Caruthersville systems recognized prior to the respective dates of acquisition.

                                                             Clearlake     Cablevision   Caruthersville     Total
                                                           -------------  -------------  ---------------  ----------
      Revenues...........................................           $133         $5,603           $1,152      $6,888
      Service costs......................................            152          2,272              379       2,803
      Selling, general and administrative
        expenses.........................................            139          1,839              296       2,274
      Management fee expense.............................              7             --               --           7

  (b) Represents historical depreciation and amortization of the Cablevision, Clearlake and Caruthersville systems recognized prior to the respective dates of acquisition and additional depreciation and amortization related to the step-up in value of the systems based on the final allocation of their purchase price. See note 3 of the historical consolidated financial statements of Mediacom LLC for the year ended December 31, 1998.

  (c) Represents increase to interest expense due to incremental indebtedness arising from the acquisition of the Clearlake, Cablevision and Caruthersville systems and the 8 1/2% senior note offering. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $106 after adjusting for interest rate swap agreements.

                                                                                              Interest     Pro Forma
                                                                                Principal       Rate        Expense
                                                                              -------------  -----------  -----------
   Subsidiary credit facilities.............................................       $134,425        7.04%    $  9,464
   8 1/2% senior notes......................................................        200,000        8.50       17,000
   Unsecured senior subordinated note.......................................          3,480        9.00          313
                                                                                                            --------
   Pro forma interest expense...............................................                                  26,777
   Historical--Mediacom LLC.................................................                                 (23,994)
                                                                                                            --------
   Increase to interest expense.............................................                                $  2,783
                                                                                                            ========

 (d) The table below represents historical revenues, service costs, and selling, general and administrative expenses of the Jones systems and the Marcus systems, recognized prior to the respective dates of acquisition by Triax. These systems were acquired by Triax on June 30, 1998 and September 30, 1998, respectively. See note 3 to the historical financial statements of Triax for the year ended December 31, 1998.

                                                                                       Jones     Marcus      Total
   Revenues..............................................................               $2,920     $8,514    $11,434
   Service costs.........................................................                  936      2,961      3,897
   Selling, general and administrative expenses..........................                  702      1,190      1,892

       Notes to Unaudited Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 1998
                             (dollars in thousands)

  (e) Represents increase to historical depreciation and amortization as a result of a preliminary allocation of the Triax purchase price and other costs:

                                                                                 Estimated
                                                                                 Asset Fair    Asset     Pro Forma
Triax                                                                              Values       Life      Expense
-----                                                                           ------------  --------  ------------
   Property, plant and equipment....................................                $293,018         7     $ 41,860
   Franchise costs..................................................                 224,822        15       14,988
   Subscriber lists.................................................                 224,822         5       44,964
   Deferred financing costs.........................................                   7,000       8.5          824
   Other acquisition costs..........................................                   3,900        15          260
                                                                                                           --------
   Pro forma depreciation and amortization..........................                                        102,896
   Historical--Triax................................................                                        (65,391)
                                                                                                           --------
   Increase to depreciation and amortization........................                                       $ 37,505
                                                                                                           ========

 (f) Represents increase to interest expense due to incremental indebtedness arising from the acquisition of the Triax system, the 8 1/2% senior note offering and the 7 7/8% senior note offering and decrease to interest expenses arising from the repayment of the unsecured senior subordinated note in the original amount of $2,800 and accrued interest. An 1/8% change in the interest rates will increase or decrease the interest expense per annum by $886 after adjusting for interest rate swap agreements. Historical interest expense of Triax has been eliminated, as the Company did not assume its debt obligations.

                                                                                                 Interest   Pro Forma
                                                                                    Principal      Rate      Expense
                                                                                   ------------  ---------  ----------
   Subsidiary credit facilities..................................................      $759,130      8.00%   $ 60,730
   8 1/2% senior notes...........................................................       200,000      8.50      17,000
   7 7/8% notes..................................................................       125,000      7.88       9,850
                                                                                                             --------
   Pro forma interest expense....................................................                              87,580
   Pro forma-Mediacom LLC........................................................                             (26,777)
   Historical-Triax..............................................................                             (29,358)
                                                                                                             --------
   Increase to interest expense..................................................                            $ 31,445
                                                                                                             ========

                 Unaudited Pro Forma Consolidated Balance Sheet
                              As of June 30, 1999
                             (dollars in thousands)


                                                       Mediacom LLC         Triax
                                                        Historical        Historical         Adjustments            Total
                                                        ----------        ----------         -----------            -----
Assets
 Cash and cash equivalents..............................     $  1,555        $  2,820          $ (2,820)  (a)     $    1,555
 Subscriber accounts receivable,........................                                                  (a)
  net...................................................        2,342           1,890               911                5,143
 Prepaid expenses and other.............................                                            279   (a)
  assets................................................        1,690              --                                  1,969
 Inventory..............................................       10,135              --             2,000   (b)         12,135
 Property, plant and equipment,.........................                                                  (b)
  net...................................................      277,126         162,168           130,850              570,144
 Intangible assets, net.................................      140,956         165,170           288,374   (b)        594,500
 Other assets, net......................................       14,606           5,835            (1,080)  (c)         19,361
                                                             --------        --------          --------   ---     ----------
   Total assets.........................................     $448,410        $337,883          $418,514           $1,204,807
                                                             ========        ========          ========           ==========
Liabilities and Stockholders'
 Equity
 Debt...................................................     $359,629        $409,290          $333,310   (d)     $1,102,229
 Accounts payable and accrued...........................                                                  (a)
  expenses..............................................       31,751          17,466           (14,413)              34,804
 Subscriber advance payments............................                                                  (a)
  and deposits..........................................        1,888             823             1,666                4,377
 Deferred income tax liability..........................           --              --                --                   --
 Other liabilities......................................          135              --                --                  135
                                                             --------        --------          --------           ----------
   Total liabilities....................................      393,403         427,579           320,563            1,141,545
 Members' equity
  Capital contributions.................................      124,990              --            10,500   (e)        135,490
  Accumulated deficit...................................      (69,983)        (89,696)           87,451   (f)        (72,228)
                                                             --------        --------          --------   ---     ----------
   Total member's equity................................       55,007         (89,696)           97,951               63,262
                                                             --------        --------          --------           ----------
   Total liabilities and
    members' equity.....................................     $448,410        $337,883          $418,514           $1,204,807
                                                             ========        ========          ========           ==========





   See accompanying notes to unaudited pro forma consolidated balance sheet.

            Notes to Unaudited Pro Forma Consolidated Balance Sheet
                              As of June 30, 1999
                             (dollars in thousands)

  For purposes of determining the pro forma effect of the transactions described above on the historical consolidated balance sheet of Mediacom LLC as of June 30, 1999, the following adjustments have been made:

  (a) Represents elimination of cash not included in the acquisition of Triax and adjustments to working capital due to timing differences between the financial statements as of June 30, 1999 and the amounts assumed at the closing of the acquisition.

                                                                                         Working
                                                                     Preliminary         Capital
                                                                       Closing            as of
                                                                       Working          June 30,
                                                                       Capital            1999           Adjustments
                                                                    --------------  -----------------  ----------------
   Assets acquired:
         Cash and cash equivalents...............................       $   -               $  2,820           $(2,820)
         Subscriber accounts receivable, net.....................           2,801              1,890               911
         Prepaid expenses and other assets.......................             279                  -               279
   Liabilities assumed:
         Accounts payable and accrued expenses...................           3,053             17,466            14,413
         Subscriber advance payments and deposits................           2,489                823            (1,666)
                                                                          -------           --------           -------
   Net working capital...........................................         $(2,462)          $(13,579)          $11,117
                                                                          =======           ========           =======

 (b) Represents an increase to property, plant and equipment and intangible assets as a result of the acquisitions based on a preliminary allocation of the purchase price assuming estimated fair values of:

                                                                                                 Estimated Fair Value
                                                                                             -----------------------------
                                                                                               Property,
                                                                  Purchase      Other Net      Plant and
                                                                    Price         Assets       Equipment      Intangibles
                                                                    -----         ------       ---------      -----------

      Original Triax purchase price............................     $740,100       $    --       $ 296,040      $ 444,060
      Preliminary subscriber adjustment........................        9,026            --           3,610          5,416
      Preliminary purchase price
        adjustment.............................................       (4,464)           --          (4,632)           168
      Property, plant and equipment
        reclassified as inventory..............................           --         2,000          (2,000)            --
      Net working capital......................................       (2,462)       (2,462)              -             --
                                                                    --------       -------                      ---------
      Subtotal.................................................     $742,200       $  (462)      $ 293,018      $ 449,644
      Closing costs............................................        3,900             -               -          3,900
                                                                    --------                                    ---------
      Total acquisition costs..................................     $746,100       $  (462)      $ 293,018      $ 453,544
                                                                    ========       =======
      Historical Amounts.......................................                                   (162,168)      (165,170)
                                                                                                 ---------      ---------
      Increase.................................................                                  $ 130,850      $ 288,374
                                                                                                 =========      =========

  (c)  Represents adjustment to other assets in connection with:

       . the incurrence of $7,000 in closing costs in connection with the new subsidiary credit facilities;

       . the elimination of unamortized deferred financing costs related to the former subsidiary credit facilities of $2,245; and

       . the elimination of unamortized deferred loan costs and other costs of Triax of $5,835.

            Notes to Unaudited Pro Forma Consolidated Balance Sheet
                              As of June 30, 1999
                             (dollars in thousands)

  (d) Represents the following adjustments to debt related to the acquisition of the Triax system:

        Proceeds from the subsidiary credit facilities  .            $ 777,263
        Repayment of the former subsidiary credit facilities  .        (31,000)
        Repayment of the unsecured senior subordinated note  .          (3,629)
        Elimination of Triax   .                                      (409,324)
                                                                     ---------
        Increase to debt  .                                          $ 333,310
                                                                      =========

  (e) Represents adjustment to capital contributions in connection with additional capital contributions to Mediacom LLC by its members of $10,500; and

  (f)  Represents adjustments to accumulated deficit in connection with:

      .     elimination of Triax accumulated deficit accounts of $89,696;

      . write-off of unamortized deferred financing costs related to the former subsidiary credit facilities of $2,245.

(c)  Exhibits


Exhibit
Number                                        Exhibit Descriptions
------                                        --------------------

 2.9 Asset Purchase Agreement, dated April 29, 1999, between Mediacom LLC and Triax Midwest Associates, L.P. (filed as an exhibit to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 of Mediacom LLC and Mediacom Capital Corporation.)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                         MEDIACOM LLC
                         MEDIACOM CAPITAL CORPORATION


November 12, 1999        By:    /s/ Mark E. Stephan
                                ---------------------------------
                                Mark E. Stephan

                                       14